Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Raises Quarterly Dividend
3rd Consecutive Annual Dividend Raise
Quarterly Dividend Increased by $0.02, to $0.19

SINGAPORE – November 16, 2022 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized a quarterly dividend of $0.19 per share of common stock, representing a $0.02 increase over its most recent dividend. This dividend raise marks the third annual sequential dividend increase and highlights the Company’s consistent shareholder return strategy. This upcoming dividend payment will be made on January 9, 2023 to holders of record as of December 22, 2022.

“Over recent years we have dramatically increased our financial performance and also our alignment with long-term secular trends in the semiconductor, advanced display and automotive markets. We remain focused to create value strategically through ongoing organic and inorganic market expansion efforts as we also optimize results, on a per-share basis, through a steadily rising dividend and opportunistic share repurchases,” stated Fusen Chen, President and CEO.

In addition to this consecutive dividend raise, during fiscal 2022 the Company returned a total of $322.2 million to investors through dividend and share repurchase activity. Over this period, K&S repurchased a total of 5.6 million shares of common stock through its open market and accelerated repurchase programs, representing nearly 10% of its ending fiscal 2022 share count. K&S continues to actively repurchase shares through its opportunistic share repurchase program.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, mini and micro LED and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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